Harley-Davidson Announces Third Quarter 2019 Results

MILWAUKEE, October 22, 2019 - Harley-Davidson, Inc. (NYSE:HOG) today reported third quarter 2019 results. During the quarter, the company delivered earnings per share and Motorcycles segment operating margin ahead of expectations. The company was encouraged by global retail sales results driven by its actions and tempered U.S. industry rate of decline. The company also advanced its brand amplification efforts and developed capabilities to invigorate the Harley-Davidson experience and build committed riders.

Third Quarter 2019 Highlights

•	Delivered GAAP diluted EPS of $0.55

•	Repurchased $112.5 million of shares; paid dividends of $0.375 per share

•	Improved worldwide year-over-year retail sales rate

•	Launched new model year 2020 motorcycles, including Low Rider® S, CVO™ Tri Glide® and LiveWire™ - the company’s first electric motorcycle

•	Introduced the Harley-Davidson IRONe™ electric-powered two-wheelers for kids

•	Realized significant savings from manufacturing optimization initiative

•	Progressed More Roads to Harley-Davidson accelerated plan for growth

•	Activated Amplify Brand as fourth More Roads growth catalyst to build committed riders

Third quarter 2019 GAAP diluted EPS was $0.55. Year-ago GAAP diluted EPS was $0.68. Excluding restructuring plan costs and the impact of recent EU and China tariffs, adjusted third quarter 2019 diluted EPS was $0.70 compared to $0.82 in the third quarter of 2018. Third quarter 2019 net income was $86.6 million on consolidated revenue of $1.27 billion versus net income of $113.9 million on consolidated revenue of $1.32 billion in 2018.
Harley-Davidson international retail sales were up 2.7 percent. The U.S. retail sales rate of decline tempered compared to recent quarters and was down 3.6 percent.

“We are driving stability in our business and bringing data insights and intensified consumer focus to guide our efforts to build committed riders and meet our near and long-term objectives,” said Matt Levatich, president and chief executive officer of Harley-Davidson. “We’ll continue to fuel all aspects of the riding experience and add new solutions to fully develop, engage and retain riders through their journey, starting with the very first spark of interest” said Levatich.

Strategy to Build the Next Generation of Riders

Building committed riders
During the quarter, Harley-Davidson sharpened its U.S. and international objectives through 2027 to better align with its expanded efforts to build committed riders.

Harley-Davidson’s strategic objectives through 2027 are: expand to 4 million total Harley-Davidson riders in the U.S., grow international business to 50 percent of annual HDMC revenue, launch 100 new high impact motorcycles and do so profitably and sustainably.

Accelerated plan for growth
More Roads to Harley-Davidson is the company’s accelerated plan for growth that drives the company’s strategy to deliver sustainable growth and build the next generation of riders from 2018 through 2022. The company is focusing investment and building new capabilities to invigorate the Harley-Davidson brand to spark passion that deepens rider commitment. To reflect this, Amplify Brand was added as a growth catalyst in the More Roads plan and will bolster the other growth catalysts of New Products, Broader Access and Stronger Dealers.
The company plans to maintain its investment and return profile and capital allocation strategy, while it funds strategic opportunities expected to drive revenue growth and expand operating margin, through 2022.
During the third quarter, Harley-Davidson continued to advance its More Roads plan initiatives:

•	Realized improvements in retail sales, service revenue and website visits for dealers participating in Harley-Davidson performance consulting

•	Strengthened its leadership in the electrification of motorcycles

•	Launched high impact new models and added significant technology to its class-leading model year 2020 motorcycles to inspire new and existing riders

•	Announced the presenting partnership with 2020 Hella Mega music experience tour

Manufacturing Optimization

Harley-Davidson realized total savings of $16.7 million and incurred costs of $10.0 million in the third quarter from its manufacturing optimization initiative, which was designed to further improve manufacturing operations and cost structure. Since the first quarter of 2018, the company closed its wheel manufacturing facility in Australia and consolidated its motorcycle assembly plant in Kansas City, Mo. into its plant in York, Pa. The company continues to expect 2019 full year costs of $40 million to $50 million, 2019 full year savings of $25 million to $30 million and ongoing annual cash savings of $65 million to $75 million after 2020.

Harley-Davidson Retail Motorcycle Sales

Vehicles	3rd Quarter			9 months
	2019	2018	Change	2019	2018	Change
U.S.	34,903	36,220	(3.6)%	105,756	112,019	(5.6)%
EMEA	10,483	10,543	(0.6)%	36,899	39,249	(6.0)%
Asia Pacific	8,078	7,433	8.7%	21,822	21,480	1.6%
Latin America	2,498	2,577	(3.1)%	7,255	7,652	(5.2)%
Canada	2,560	2,453	4.4%	7,787	8,340	(6.6)%
International Total	23,619	23,006	2.7%	73,763	76,721	(3.9)%
Worldwide Total	58,522	59,226	(1.2)%	179,519	188,740	(4.9)%

The U.S. 601+cc industry was down 1.7 percent in the third quarter compared to the same period in 2018. Harley-Davidson’s third quarter U.S. market share was 49.8 percent. Harley-Davidson’s year-to-date Europe market share was 8.9 percent through September.

Motorcycles and Related Products Segment Results

$ in thousands	3rd Quarter			9 months
	2019	2018	Change	2019	2018	Change
Motorcycle Shipments (vehicles)	45,837	48,639	(5.8)%	173,485	185,176	(6.3)%
Revenue	$1,068,942	$1,123,945	(4.9)%	$3,698,583	$4,013,013	(7.8)%
Motorcycles	$779,344	$821,670	(5.2)%	$2,871,982	$3,144,796	(8.7)%
Parts & Accessories	$203,173	$212,406	(4.3)%	$584,134	$612,495	(4.6)%
General Merchandise	$60,334	$58,266	3.5%	$180,379	$183,520	(1.7)%
Gross Margin	29.9%	30.9%	(1.0) pts.	30.3%	33.7%	(3.4) pts.
Operating Income	$46,971	$65,662	(28.5)%	$336,080	$481,906	(30.3)%
Operating Margin	4.4%	5.8%	(1.4) pts.	9.1%	12.0%	(2.9) pts.

Revenue from the Motorcycles and Related Products (Motorcycles) segment was down in the third quarter behind lower shipments. Operating income decreased primarily due to lower revenues and increased tariff costs, partially offset by savings realized from the company’s manufacturing optimization initiative.

Financial Services Segment Results

$ in thousands	3rd Quarter			9 months
	2019	2018	Change	2019	2018	Change
Revenue	$203,577	$191,724	6.2%	$590,935	$558,000	5.9%
Operating Income	$72,873	$83,754	(13.0)%	$207,133	$227,874	(9.1)%

Financial Services segment third quarter operating income of $72.9 million was down 13.0 percent.

Other Results

Cash and marketable securities were $862.4 million at the end of the third quarter of 2019, compared to $937.0 million in 2018. Through September, Harley-Davidson generated $848.6 million of cash from operating activities in 2019 compared to $1.12 billion in 2018. The company paid a cash dividend of $0.375 per share in the third quarter, and a cumulative total of $1.125 per share for the first nine months of 2019. On a discretionary basis, Harley-Davidson repurchased 3.3 million shares of its common stock during the quarter for $112.5 million. During the quarter, there were approximately 156.9 million weighted-average diluted common shares outstanding. At the end of the quarter, 10.4 million shares remained on a board-approved share repurchase authorization.

Harley-Davidson's year-to-date effective tax rate was 24.6 percent.

2019 Outlook

For the full year 2019, the company continues to expect:

•	Motorcycle shipments to be approximately 212,000 to 217,000. In the fourth quarter, the company expects to ship approximately 38,500 to 43,500 motorcycles

•	Motorcycles segment operating margin as a percent of revenue to be approximately 6 to 7 percent

•	Financial Services segment operating income to be down year-over-year

•	Effective tax rate of approximately 24 to 25 percent

Additionally, the company now expects:

•	Capital expenditures of $205 million to $225 million (including approximately $20 million to support manufacturing optimization); $20 million less than prior quarter guidance

Company Background

Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Since 1903, Harley-Davidson has fulfilled dreams of personal freedom by leading the innovation of two-wheeled mobility. The company offers an expanding range of leading-edge, distinctive and customizable motorcycles and brings the brand to life through Harley-Davidson riding experiences and exceptional motorcycle parts, accessories, riding gear and apparel. Harley-Davidson Financial Services provides financing, insurance and other programs to help get Harley-Davidson riders on the road. Learn more about how Harley-Davidson is Building the Next Generation of Riders at www.harley-davidson.com.

Webcast Presentation

Harley-Davidson will discuss third quarter results and its outlook on an audio webcast at 8:00 a.m. CT today. The webcast login and supporting slides can be accessed at http://investor.harley-davidson.com/news-and-events/events-and-presentations. The audio replay will be available by approximately 10:00 a.m. CT.

Non-GAAP Measures

This press release includes financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are therefore referred to as non-GAAP financial measures. The non-GAAP measures described below are intended to be considered by users as supplemental information to the equivalent GAAP measures, to aid investors in better understanding the company’s financial results. The company believes that these non-GAAP measures provide useful perspective on underlying business results and trends, and a means to assess period-over-period results. These non-GAAP measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP measures may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted.
The non-GAAP measures included in this press release are adjusted net income and adjusted diluted EPS excluding restructuring plan costs and the impact of recent EU and China tariffs. Restructuring plan costs include restructuring expenses as presented in the consolidated statements of income and costs associated with temporary inefficiencies incurred in connection with the manufacturing optimization initiative included in Motorcycles and Related Products cost of goods sold. The impact of recent EU and China tariffs includes incremental European Union and China tariffs imposed beginning in 2018 on the company's products shipped from the U.S., as well as incremental U.S. tariffs imposed beginning in 2018 on certain items imported from China. The impact of recent EU and China tariffs excludes higher metals cost resulting from the U.S. steel and aluminum tariffs. These adjustments are consistent with the approach used for 2018 to determine performance relative to financial objectives under the company’s incentive compensation plans. A reconciliation of these non-GAAP measures from the comparable GAAP measure is included later in this press release.

Forward-Looking Statements

The company intends that certain matters discussed in this release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company "believes," "anticipates," "expects," "plans," “may,” “will,” "estimates," or words of similar meaning. Similarly, statements that describe future plans, strategies, objectives, outlooks, targets, guidance, commitments, or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The company's ability to meet the targets and expectations noted above depends upon, among other factors, the company's ability to (i) execute its business plans and strategies, including the elements of the More Roads to Harley-Davidson accelerated plan for growth that the company disclosed on July 30, 2018 and updated September 24, 2019, and strengthen its existing business while enabling growth, (ii) manage and predict the impact that new or adjusted tariffs may have on the company’s ability to sell product internationally, and the cost of raw materials and components, (iii) execute its strategy of growing ridership, globally, (iv) effectively execute the company's manufacturing optimization initiative within expected costs and timing and successfully carry out its global manufacturing and assembly operations, (v) accurately analyze, predict and react to changing market conditions and successfully adjust to shifting global consumer needs and interests, (vi) successfully launch a smaller displacement motorcycle in India, (vii) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the company to generate desired sales levels and that provide the desired financial returns, (viii) perform in a manner that enables the company to benefit from market opportunities while competing against existing and new competitors, (ix) realize expectations concerning market demand for electric models, which will depend in part on the building of necessary infrastructure, (x) prevent, detect, and remediate any issues with its motorcycles or any issues associated with the manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing, (xi) manage supply chain issues, including quality issues and any unexpected interruptions or price increases caused by raw material shortages or natural disasters, (xii) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles, (xiii) reduce other costs to offset costs of the More Roads to Harley-Davidson plan and redirect capital without adversely affecting its existing business, (xiv) balance production volumes for its new motorcycles with consumer demand, (xv) manage risks that arise through expanding international manufacturing, operations and sales, (xvi) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing political environment, (xvii) successfully determine, implement on a timely basis, and maintain a manner in which to sell motorcycles in the European Union, China, and ASEAN countries that does not subject its motorcycles to incremental tariffs, (xviii) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (xix) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its dealers and distribution methods and manage the risks that its independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand, (xx) retain and attract talented employees, (xxi) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or company data and respond to evolving regulatory requirements regarding data security, (xxii) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS' loan portfolio, (xxiii) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the company's business, (xxiv) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles, (xxv) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities, (xxvi) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (xxvii) manage its exposure to product liability claims and commercial or contractual disputes, (xxviii) successfully access the capital and/or credit markets on terms (including interest rates) that are acceptable to the company and within its expectations, (xxix) manage its Thailand corporate and manufacturing operation in a manner that allows the company to avail itself of preferential free trade agreements and duty rates, and sufficiently lower prices of its motorcycles in certain markets, (xxx) continue to manage the relationships and agreements that the company has with its labor unions to help drive long-term competitiveness, (xxxi) accurately predict the margins of its Motorcycles & Related Products segment in light of, among other things, tariffs, the cost associated with the More Roads to Harley-Davidson plan, the company’s manufacturing optimization plan, and the company’s complex global supply chain, and (xxxii) develop and maintain a productive relationship with Zhejiang Qianjiang Motorcycle Co., Ltd. and launch related products in a timely manner.

The company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the company has disclosed in documents previously filed with the Securities and Exchange Commission. Many of these risk factors are impacted by the current changing capital, credit and retail markets and the company's ability to manage through inconsistent economic conditions.

The company's ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the company's independent dealers to sell its motorcycles and related products and services to retail customers. The company depends on the capability and financial capacity of its independent dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the company. In addition, the company's independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors. In recent years, HDFS has experienced historically low levels of retail credit losses, but there is no assurance that this will continue. The company believes that HDFS' retail credit losses may increase over time due to changing consumer credit behavior and HDFS' efforts to increase prudently structured loan approvals to sub-prime borrowers, as well as actions that the company has taken and could take that impact motorcycle values. Refer to "Risk Factors" under Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2018 for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

Media Contact:
Jenni Coats
jenni.coats@Harley-Davidson.com
414.343.7902

Financial Contact:
Shannon Burns
shannon.burns@Harley-Davidson.com
414.343.8002

### (HOG-F)

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Nine months ended
	September 29, 2019	September 30, 2018	September 29, 2019	September 30, 2018
Motorcycles and Related Products revenue	$1,068,942	$1,123,945	$3,698,583	$4,013,013
Gross profit	320,064	347,415	1,122,241	1,353,273
Selling, administrative and engineering expense	265,464	266,921	754,479	797,323
Restructuring expense	7,629	14,832	31,682	74,044
Operating income from Motorcycles and Related Products	46,971	65,662	336,080	481,906

Financial Services revenue	203,577	191,724	590,935	558,000
Financial Services expense	130,704	107,970	383,802	330,126
Operating income from Financial Services	72,873	83,754	207,133	227,874

Operating income	119,844	149,416	543,213	709,780
Other income (expense), net	3,160	644	11,857	1,509
Investment income (loss)	2,041	(1,106)	11,970	2,630
Interest expense	7,789	7,762	23,304	23,180
Income before income taxes	117,256	141,192	543,736	690,739
Provision for income taxes	30,693	27,337	133,597	159,783
Net income	$86,563	$113,855	$410,139	$530,956

Earnings per share:
Basic	$0.55	$0.69	$2.59	$3.18
Diluted	$0.55	$0.68	$2.58	$3.17

Weighted-average common shares:
Basic	156,239	165,927	158,117	166,885
Diluted	156,944	166,664	158,794	167,681

Cash dividends per share:	$0.375	$0.370	$1.125	$1.110

Harley-Davidson, Inc.
Reconciliation of GAAP Amounts to Non-GAAP Amounts
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Nine months ended
	September 29, 2019	September 30, 2018	September 29, 2019	September 30, 2018
NET INCOME EXCLUDING RESTRUCTURING PLAN COSTS AND THE IMPACT OF RECENT EU AND CHINA TARIFFS
Net income (GAAP)	$86,563	$113,855	$410,139	$530,956
Restructuring plan costs	10,091	21,038	41,715	83,370
Impact of recent EU and China tariffs	21,594	10,312	76,971	10,312
Tax effect of adjustments(1)	(8,063)	(7,602)	(29,160)	(22,718)
Adjustments net of tax	23,622	23,748	89,526	70,964
Adjusted net income (non-GAAP)	$110,185	$137,603	$499,665	$601,920

DILUTED EPS EXCLUDING RESTRUCTURING PLAN COSTS AND THE IMPACT OF RECENT EU AND CHINA TARIFFS
Diluted earnings per share (GAAP)	$0.55	$0.68	$2.58	$3.17
Adjustments net of tax, per share	0.15	0.14	0.56	0.42
Adjusted diluted earnings per share (non-GAAP)	$0.70	$0.82	$3.14	$3.59
(1) The income tax effect of adjustments has been computed using the company's effective income tax rate

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	September 29, 2019	December 31, 2018	September 30, 2018
ASSETS
Current assets:
Cash and cash equivalents	$862,381	$1,203,766	$926,992
Marketable securities	—	10,007	10,011
Accounts receivable, net	307,616	306,474	332,309
Finance receivables, net	2,210,001	2,214,424	2,116,386
Inventories	489,098	556,128	516,247
Restricted cash	79,115	49,275	36,471
Other current assets	140,786	144,368	151,042
	4,088,997	4,484,442	4,089,458
Finance receivables, net	5,305,579	5,007,507	5,187,176
Other long-term assets	1,181,654	1,173,715	1,227,166
	$10,576,230	$10,665,664	$10,503,800
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$905,941	$885,991	$875,799
Short-term debt	1,013,137	1,135,810	1,373,859
Current portion of long-term debt, net	1,779,673	1,575,799	1,526,156
	3,698,751	3,597,600	3,775,814
Long-term debt, net	4,607,041	4,887,667	4,196,517
Pension and postretirement healthcare liabilities	171,593	202,229	166,936
Other long-term liabilities	262,626	204,219	211,561

Shareholders’ equity	1,836,219	1,773,949	2,152,972
	$10,576,230	$10,665,664	$10,503,800

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	(Unaudited)	(Unaudited)
	Nine months ended
	September 29, 2019	September 30, 2018
Net cash provided by operating activities	$848,649	$1,122,555

Cash flows from investing activities:
Capital expenditures	(121,161)	(119,845)
Finance receivables, net	(445,708)	(474,465)
Acquisition of business	(7,000)	—
Other investing activities	22,395	(21,753)
Net cash used by investing activities	(551,474)	(616,063)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	546,655	1,144,018
Repayments of medium-term notes	(1,350,000)	(877,488)
Proceeds from securitization debt	1,021,353	—
Repayments of securitization debt	(244,250)	(224,507)
Net (decrease) increase in credit facilities and unsecured commercial paper	(120,707)	102,154
Borrowings of asset-backed commercial paper	177,950	120,903
Repayments of asset-backed commercial paper	(240,008)	(156,258)
Dividends paid	(179,409)	(186,105)
Repurchases of common stock	(217,454)	(195,998)
Issuance of common stock under employee stock option plans	2,180	3,157
Net cash used by financing activities	(603,690)	(270,124)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(4,110)	(12,567)

Net (decrease) increase in cash, cash equivalents and restricted cash	$(310,625)	$223,801

Cash, cash equivalents and restricted cash:
Cash, cash equivalents and restricted cash, beginning of period	$1,259,748	$746,210
Net (decrease) increase in cash, cash equivalents and restricted cash	(310,625)	223,801
Cash, cash equivalents and restricted cash, end of period	$949,123	$970,011

Reconciliation of cash, cash equivalents and restricted cash in the Consolidated Balance Sheet to the Consolidated Statements of Cash Flows:
Cash and cash equivalents	$862,381	$926,992
Restricted cash	79,115	36,471
Restricted cash included in Other long-term assets	7,627	6,548
Cash, cash equivalents and restricted cash per the Consolidated Statements of Cash Flows	$949,123	$970,011

Adoption of New Accounting Standards:
On January 1, 2019, the company adopted accounting standards update 2016-02 Leases using the modified retrospective method. As a result, the company recognized a right-of-use lease asset of approximately $60 million and a corresponding lease liability.

Motorcycles and Related Products Revenue
and Motorcycle Shipment Data
(Revenue in thousands)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Nine months ended
	September 29, 2019	September 30, 2018	September 29, 2019	September 30, 2018
MOTORCYCLES AND RELATED PRODUCTS REVENUE
Motorcycles	$779,344	$821,670	$2,871,982	$3,144,796
Parts & Accessories	203,173	212,406	584,134	612,495
General Merchandise	60,334	58,266	180,379	183,520
Licensing	8,611	10,680	27,099	29,445
Other	17,480	20,923	34,989	42,757
	$1,068,942	$1,123,945	$3,698,583	$4,013,013
MOTORCYCLE SHIPMENTS
United States	25,572	26,213	101,481	108,057
International	20,265	22,426	72,004	77,119
	45,837	48,639	173,485	185,176
MOTORCYCLE PRODUCT MIX
Touring	19,905	22,204	75,871	84,125
Cruiser(1)	16,225	16,049	59,367	61,951
Sportster® / Street	9,707	10,386	38,247	39,100
	45,837	48,639	173,485	185,176
(1) Includes Softail®, CVOTM, and LiveWireTM

Worldwide Retail Sales of Harley-Davidson Motorcycles(1)

	Three months ended		Nine months ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

United States	34,903	36,220	105,756	112,019

Europe(2)	9,115	9,239	32,326	34,967
EMEA - Other	1,368	1,304	4,573	4,282
Total EMEA	10,483	10,543	36,899	39,249

Asia Pacific(3)	4,889	4,578	13,219	14,126
Asia Pacific - Other	3,189	2,855	8,603	7,354
Total Asia Pacific	8,078	7,433	21,822	21,480

Latin America	2,498	2,577	7,255	7,652
Canada	2,560	2,453	7,787	8,340
Total international retail sales	23,619	23,006	73,763	76,721
Total worldwide retail sales	58,522	59,226	179,519	188,740
(1) Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the company. The company must rely on information that its dealers supply concerning new retail sales, and the company does not regularly verify the information that its dealers supply. This information is subject to revision.
(2) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom
(3)Asia Pacific data includes Japan, Australia, New Zealand and Korea
Motorcycle Registration Data(1)

	Nine months ended
	September 30, 2019	September 30, 2018
United States(2)	213,877	222,468
Europe(3)	371,412	347,884
(1) Data includes on-road 601+cc models. On-road 601+cc models include dual purpose models, three-wheeled motorcycles and autocycles.
(2) United States data is derived from information provided by Motorcycle Industry Council. This third-party data is subject to revision and update.
(3) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 601+cc models derived from information provided by Association des Constructeurs Europeens de Motocycles, an independent agency. This third-party data is subject to revision and update.